EXHIBIT 10.10

EXPORT TELEPHONE SALES AGREEMENT

This Agreement dated January 3, 2005 consisting of two parts, which together constitute the whole agreement, is made by and between Cortelco, Inc. (CI) and Cortelco Systems Puerto Rico (CSPR).

Purpose: This Agreement is being made to allow both parties to jointly pursue the overall growth of sales of telephones within the Caribbean, Latin America, and South America by identifying specific territories within which to focus and to best utilize the resources both parties can provide.

Section 1.1 Definition of Parts’ 1 and 2

1.1.a Part I shall refer to the territory and sales guidelines assigned to the CSPR Export Sales Department to be co-located with Cortelco, Inc. in Corinth, MS. For Details see Attachment 1, Part 1.

1.1.b Part 2 shall refer to the territory and sales guidelines assigned to CSPR located in Caguas, Puerto Rico. For details see Attachment 1, Part 2.

Section 1.2 Term

This Agreement will have a term of one year from the date of signature and automatically renew in twelve-month increments unless terminated in writing by mutual consent or non-compliance.

Section 1.3 General Points of Agreement

1.3.a Upon signing of this Agreement, CSPR will assume the financial responsibility for all expenses related to the operation of the CSPR Export Sales Department located in Corinth, Mississippi. These expenses will include the salary and employment benefit costs for the individual assigned to this department. Also included in the monthly fee is a margin to CI and the direct business-related expenses incurred in the operation of this department. Expenses that may be included are business travel, trade show costs, telephone expenses, and the cost of sales samples and shipments there of. CI will provide a detailed invoice for these expenses on a monthly basis. CSPR Export Sales Department will have the responsibilities as defined in Part 1 of the Attachment.

1.3.b CSPR will bear all of the costs associated with the expenses incurred for sales in the territory identified in Part 2.

1.3.c CSPR will record the revenues that result from the sales of both Part 1 and Part 2 territories. The sales margin that result from these sales will be in accordance with the guidelines stated in the respective sections of the Attachment.

1.3.d This Agreement may be amended by written agreement signed by authorized representatives of each party.

1.3.e Neither part may assign its rights or obligations under this Agreement without prior written approval from the other part.

Cortelco, Inc.	Cortelco Systems PR

/s/ Walt Duffey	/s/ Bob Schnabl

By: Walt Duffey, Sr. Vice President, Operations	By: Bob Schnabl, President & CEO

January 3, 2005

Attachment 1

CSPR Export Product Sale and Distribution Guidelines

Cortelco, Inc., Corinth, MS and Cortelco Systems Puerto Rico, Caguas, Puerto Rico have agreed to jointly pursue sales growth for both companies without duplicating or interfering with each others efforts/activities. To accomplish this, CSPR, Puerto Rico and CSPR Export Sales, Corinth have specific territory assignments within which to focus. Any activity or opportunities outside these “specifically defined” territories will require Cortelco, Inc. approval. Any changes to the territory assignments will be incorporated into this document.

The following are guidelines addressing each territory as Part 1 and Part 2.

Part 1

CSPR Export Sales, Corinth - Caribbean/Central America Territory- the following guidelines are effective with shipments beginning January 2, 2005:

1)	CSPR Export Sales, Corinth, MS will be responsible for the territory identified in Attachment A. The product sold into this territory will be purchased from Cortelco by CSPR. CSPR Export Sales, Corinth, MS is responsible for all aspects related to the customer including order acknowledgement, invoicing, terms, collection and all customer communications. Upon collection, funds will be transferred to CSPR Puerto Rico as coordinated between Accounting Departments.

2)	CSPR Export sales for the countries/territory above will be headquartered, sold, and managed exclusively from Corinth, MS as designated by the President and CEO of Cortelco, Inc. and agreed upon by CSPR senior management. CSPR Export Sales, Corinth will establish all pricing, terms and agreements. CSPR Export Sales, Corinth is to be the sole contact (including documents of any type) for the territory and all customers within.

3)	Cortelco, Inc. Export Sales is responsible for Canada, Europe, and Asia (Saudi Arabia, Iraq, etc.) independent and separate from the territory above and not subject to the intent of this agreement and guidelines.

4)	CSPR Export sales to the above Caribbean/Central America territory will be handled based upon PO’s received directly from Customers at 1703 Sawyer Rd, Corinth, MS.

CSPR Export Sales Representative, Corinth will provide CSPR, Puerto Rico with the following information upon receipt of customer PO:

a.	Customer PO number and information along with pricing to the customer.

b.	Product pricing for CSPR, Puerto Rico to release a purchase order to Cortelco, Corinth.

- CSPR, Puerto Rico is to create an “internal only” order identifying the customer purchase order number then forward to CSPR Export Sales, Corinth only.  The customer purchase order number will allow both CSPR Export, Corinth and CSPR, Puerto Rico to correlate the sale.

- CSPR, Puerto Rico is to create and send a product purchase order to CSPR Export Sales Representative, Corinth. This should also reference the customer purchase order number noted above.

Note that both these documents should be created at the same time and sent via email. Turnaround time for the above information from CSPR, Puerto Rico must be prompt and consistent with the situation requirements as defined by CSPR Export Sales Representative.

5)	See Product Pricing guidelines – Attachment B.

6)	CSPR Export, Corinth will issue all customer purchase order acknowledgement and invoices. Corinth Accounting is responsible for these actions. All documents whether internal at CSPR, Puerto Rico or at Corinth, are to reference the Customers Purchase Order Number.

7)	If a potential customer in any of the countries listed above or not listed below (CSPR, Puerto Rico Territory – Attachment A.) makes direct contact with CSPR, Puerto Rico the individual contacted will take no action other than giving the potential customer contact information for CSPR Export Sales Representative, Corinth.

8)	If in the normal course of business, CSPR, Puerto Rico becomes aware of sales leads for any of the above listed countries or countries not listed below (CSPR, Puerto Rico Territory) the information will be forwarded to CSPR Export Sales Representative, Corinth.

Part 2

CSPR, Puerto Rico shall have full responsibility and sole contact for the following territory:

1)	CSPR, Puerto Rico is responsible for all sales, customer contact, administration, terms of sale, credit decisions and management exclusively from Puerto Rico in the territory as defined in Attachment A. Corinth’s involvement with this territory shall be fulfillment of Purchase Orders issued to Corinth by CSPR.

2)	Cortelco, Corinth pricing of product to CSPR, Puerto Rico shall be based upon a 10% discount from distributor net pricing provided such price yields Cortelco, Corinth at least 10% gross margin. Variation from this model requires Cortelco, Corinth senior management approval. CSPR, Puerto Rico is responsible for all freight, outbound FOB Corinth, MS. Warranty replacement or other customer/purchase order specific situation, if applicable, are to be considered in applying the 10% minimum gross margin criteria.

3)	Drop shipment freight cost for shipments made directly from the manufacturing location (Asia) will be charged based on the freight cost difference between ocean freight to Corinth, MS and the freight cost related to the drop shipment. Excess freight cost will be invoiced to CSPR, Puerto Rico as defined by Cortelco, Corinth Accounting.

4)	Cortelco, Corinth Accounting shall establish purchase terms related to CSPR, Puerto Rico product purchases. CSPR, Puerto Rico is totally responsible for pricing and terms to their customer, including credit review, invoicing and collections.

Cortelco, Inc.	Cortelco Systems PR

/s/ Walt Duffey	/s/ Bob Schnabl

By: Walt Duffey, Sr. Vice President, Operations	By: Bob Schnabl, President & CEO

Attachment A

Cortelco Systems Puerto Rico

Export Sales Territories

Reference Guidelines	Reference Guidelines

Part 1	Part 2

CSPR Export Sales, Corinth, MS	CSPR, Caquas, Puerto Rico

Aruba	Argentina

Bahamas	Bolivia

Barbados	Brazil

Belize	Chile

Bermuda	Colombia

Cayman Islands	Dominican Republic

Costa Rica	Ecuador

Curacao	El Salvador

Honduras	Guyana

Jamaica	Haiti

Mexico	Paraguay

Panama	Peru

St. Kitts	Puerto Rico

Trinidad & Tobago	Uruguay

Above handled completely from Corinth, MS.	Venezuela

Virgin Islands

Above handled completely from Caguas, Puerto Rico

Prior approval on all trips tothe above and Miami.

Note that any changes, additions, etc. to the specific territories noted above require prior, to any action, approval by Corinth, MS.

Attachment B

CSPR Export Product Sales, Corinth

Product Pricing (ref Guidelines – Part 1)

1)	All pricing related to the CSPR Export Sales-Caribbean/Central America territory (see attachment A.) shall be the sole responsibility of CSPR Export Sales, Corinth, MS.

2)	Customer orders will be negotiated by CSPR Export Sales, Corinth. Pricing will, to the greatest extent possible, be based on Standard Distributor Net Pricing or higher.

3)	CSPR, Puerto Rico product purchase order pricing will be based upon customer order selling price less 10%. If this price model does not provide Cortelco, Corinth at least 12% standard margin points or if CSPR Export Sales must lower pricing to customer below distributor net, then Cortelco, Corinth senior management must approve pricing before quoting customer.

4)	All sales are FOB Corinth, MS. Any variation from this requires Cortelco, Corinth senior management approval.

5)	Product supplied is typically without warranty. Product, as a percent of the total quantity sold, may be provided as replacement spares at no charge to the end customer. Where this cost applies, it shall be considered in the 12% criteria (noted in 3) above. This principle shall also apply to all other extraordinary cost that may be applicable to a specific customer or purchase order including special agent/representative fees/commissions where applicable.